EX 99.28(h)(87)

Amendment to

Management Fee Waiver Agreement

This Amendment, is made by and between JNL Series Trust (the “Trust”) on behalf of the funds listed on Schedule A (each a “Fund” and collectively, the “Funds”) and Jackson National Asset Management, LLC (the “Adviser”).

Whereas, the Trust and the Adviser entered into a Management Fee Waiver Agreement dated May 1, 2010 (“Agreement”), whereby the Adviser agreed to waive, for each Fund listed on Schedule A, a portion of its advisory fee for the period the Fund invests all its assets in its corresponding master fund in the amounts listed on Schedule A, as it may be amended and approved by the Board of Trustees from time to time, but no more frequently than annually.

Whereas, the parties amended Schedule A of the Agreement to add the following new Fund: the JNL/BlackRock Global Allocation Fund, effective October 11, 2010.

Whereas, the parties now wish to amend Schedule A of the Agreement to remove the following new Fund: the JNL/BlackRock Global Allocation Fund, effective August 29, 2011.

Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Trust and the Adviser agree as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated August 29, 2011, attached hereto.

2.	This Amendment may be executed in two or more counterparts, which together shall constitute one document.

In Witness Whereof, the parties have caused this Amendment to be executed as of this 22nd day of August, 2011, effective August 29, 2011.

JNL Series Trust	Jackson National Asset Management, LLC

By: /s/ Susan S. Rhee	By: /s/ Mark D. Nerud
Name: Susan S. Rhee	Name: Mark D. Nerud
Title: Vice President, Counsel, and Secretary	Title: President and CEO

Schedule A
Dated August 29, 2011

Fund	Fee Waiver
JNL/American Funds Blue Chip Income and Growth Fund	0.45%
JNL/American Funds Global Bond Fund	0.55%
JNL/American Funds Global Small Capitalization Fund	0.60%
JNL/American Funds Growth-Income Fund	0.40%
JNL/American Funds International Fund	0.55%
JNL/American Funds New World Fund	0.80%

A-1